Exhibit 99.1

Mercantile Bank Corporation Reports Second Quarter 2020 Results

Robust mortgage banking income offsets loan loss reserve build during quarter

GRAND RAPIDS, Mich., July 21, 2020 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $8.7 million, or $0.54 per diluted share, for the second quarter of 2020, compared with net income of $11.7 million, or $0.71 per diluted share, for the respective prior-year period. Net income during the first six months of 2020 totaled $19.4 million, or $1.19 per diluted share, compared to $23.5 million, or $1.43 per diluted share, during the first six months of 2019.

Proceeds from a bank owned life insurance claim increased net income in the prior-year second quarter by $1.3 million, or $0.08 per diluted share. Excluding the impact of this transaction, diluted earnings per share decreased $0.09, or 14.3 percent, during the current-year second quarter compared to the respective prior-year period. Proceeds from bank owned life insurance claims and a gain on the sale of a former branch facility increased net income in the first six months of 2019 by $3.1 million, or $0.19 per diluted share. Excluding the impacts of these transactions, diluted earnings per share decreased $0.05, or 4.0 percent, during the first six months of 2020 compared to the respective prior-year period.

“We are pleased with our financial performance during the second quarter of 2020, especially when taking into consideration the unique and persistent challenges presented by the COVID-19 pandemic,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “The tremendous efforts of the Mercantile team allowed us to successfully navigate through these challenges, including meeting customers’ banking needs while working remotely. We also increased our loan loss reserve during the quarter to reflect the potential deterioration in our loan portfolio stemming from the pandemic and associated weakened economic conditions.”

Second quarter highlights include:

●	Solid capital position
●	Asset quality metrics remained strong
●	Paycheck Protection Program loan fundings of approximately $549 million
●	Continued strength in commercial loan and residential mortgage loan pipelines
●	Substantial increase in mortgage banking income
●	Controlled overhead costs

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $41.6 million during the second quarter of 2020, up $4.1 million, or 11.0 percent, from the prior-year second quarter. Net interest income during the second quarter of 2020 was $30.6 million, down $0.5 million, or 1.8 percent, from the second quarter of 2019, reflecting a decreased net interest margin, which more than offset the positive impact of earning asset growth.

The net interest margin was 3.17 percent in the second quarter of 2020, compared to 3.79 percent in the second quarter of 2019. The yield on average earning assets was 3.85 percent during the second quarter of 2020, down from 4.85 percent during the prior-year second quarter, primarily due to a decreased yield on commercial loans, which equaled 4.20 percent in the current-year second quarter compared to 5.27 percent in the respective 2019 period. The decreased yield on commercial loans primarily reflected reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee significantly lowering the targeted federal funds rate by 225 basis points during the second half of 2019 and first three months of 2020.

An improved yield on securities, which equaled 3.37 percent and 2.85 percent in the second quarters of 2020 and 2019, respectively, partially mitigated the decline in the yield on average earning assets resulting from the lower yield on commercial loans. The increased yield on securities mainly reflected the recording of $0.9 million in accelerated discount accretion on called U.S. Government agency bonds as interest income during the second quarter of 2020. No accelerated discount accretion was recorded during the second quarter of 2019. The accelerated discount accretion recorded during the second quarter of 2020 positively impacted the net interest margin by 10 basis points. As part of Mercantile’s interest rate risk management program, U.S. Government agency bonds are periodically purchased at discounts during rising interest rate environments; if these bonds are called during decreasing interest rate environments, the remaining unaccreted discount amounts are immediately recognized as interest income.

Negatively impacting the net interest margin during the second quarter of 2020 was a significant volume of excess on balance sheet liquidity consisting of low-yielding deposits with the Federal Reserve Bank of Chicago and a correspondent bank. The excess funds are primarily a product of federal government stimulus programs as well as lower business and consumer investing and spending.

The cost of funds declined from 1.06 percent during the second quarter of 2019 to 0.68 percent during the current-year second quarter, primarily due to lower rates paid on deposit accounts and borrowings, reflecting the declining interest rate environment. A change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, also contributed to the decrease in the cost of funds.

Mercantile recorded provision expense of $7.6 million and $0.9 million during the second quarters of 2020 and 2019, respectively. The provision expense recorded during the current-year second quarter was primarily comprised of an allocation associated with the newly-created COVID-19 pandemic environmental factor (“COVID-19 factor”) and an increased allocation related to the existing economic conditions environmental factor. The COVID-19 factor was added to address the unique challenges and economic uncertainty resulting from the pandemic and its potential impact on the collectability of the loan portfolio. The provision expense recorded during the second quarter of 2019 mainly reflected ongoing net loan growth.

Noninterest income during the second quarter of 2020 was $11.0 million, compared to $6.3 million during the prior-year second quarter. Noninterest income during the second quarter of 2019 included a bank owned life insurance claim of $1.3 million. Excluding the impact of this transaction, noninterest income increased $5.9 million, or nearly 118 percent, during the current-year second quarter compared to the respective 2019 period. The higher level of noninterest income primarily reflected increased mortgage banking income, which more than offset decreased service charges on accounts and credit and debit card income. The improved mortgage banking income mainly reflected a significant increase in refinance activity spurred by a decrease in residential mortgage loan interest rates, the continuing success of strategic initiatives that were implemented to increase market share, and an increase in the percentage of originated loans being sold. The decline in service charges on accounts primarily resulted from reduced transaction volume in business accounts, while the decrease in credit and debit card income mainly reflected lower card usage. The reduction in both of these revenue streams largely reflects the impact of COVID-19 related restrictions, including business shutdowns and stay-at-home orders.

Noninterest expense totaled $23.2 million during the second quarter of 2020, up $1.1 million, or 5.1 percent, from the prior-year second quarter. The higher level of expense primarily resulted from increased compensation costs, mainly reflecting higher residential mortgage loan originator commissions and associated incentives. In addition, higher data processing costs, primarily representing growth in transaction volume and new product offerings, and occupancy and furniture costs, mainly reflecting increased depreciation expense associated with an expansion of Mercantile’s main office, contributed to the increased level of noninterest expense.

Mr. Kaminski commented, “A substantial increase in refinance activity stemming from the decreased interest rate environment, coupled with the ongoing success of strategic initiatives that were designed to expand market penetration, resulted in a record breaking level of mortgage banking income during the second quarter of 2020. The level of purchase mortgage applications has increased in light of certain COVID-19 restrictions being lifted and is at an all-time high, and recent application activity suggests that refinance opportunities persist. Based on the current pipeline and application volume, we believe that solid mortgage banking income can be recorded in future periods. We expect service charges on accounts and credit and debit card income, which both declined in the second quarter of 2020 compared to the prior-year second quarter largely as a result of COVID-19 restrictions being put in place, to rebound as certain restrictions are relaxed. We remain committed to meeting growth objectives in a cost conscious manner and are continually reviewing our branch system, product delivery channels, and treasury management solutions in an effort to identify opportunities to operate more efficiently.”

Balance Sheet

As of June 30, 2020, total assets were $4.31 billion, up $681 million, or 18.8 percent, from December 31, 2019. Total loans increased $476 million during the first six months of 2020, primarily reflecting Paycheck Protection Program loan originations of $549 million during the second quarter. Commercial lines of credit declined $109 million during the second quarter of 2020, in large part reflecting the negative impact of stay-at-home orders on certain customers’ sales volumes and the resulting reduction in borrowing needs. As of June 30, 2020, unfunded commitments on commercial construction and development loans totaled approximately $78 million, which are expected to be largely funded over the next 12 to 18 months. Interest-earning deposits increased $206 million during the first six months of 2020, mainly resulting from growth in certain local deposit account categories and sweep accounts.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “As evidenced by the over 2,000 loans, totaling almost $550 million, being booked during the second quarter, our team was extremely successful in assisting customers to obtain funds under the Paycheck Protection Program. In fact, the efficient efforts of our team were noticed in the marketplace, resulting in numerous new relationship opportunities from businesses that experienced difficulties in working with their current banks to apply for Paycheck Protection Program loans. These businesses approached us directly or were referred to us by third parties. Our team members’ focus is now shifting to assist loan recipients in the gathering and submitting of the required information to allow for the rendering of a forgiveness determination by the Small Business Administration once details of the forgiveness phase of the program are known.”

Mr. Reistma concluded, “In addition to processing Paycheck Protection Program loans, our team members processed commercial and retail loan payment deferrals under internally developed programs designed to provide customers with needed cash flow relief. Our asset quality metrics remained strong as of June 30, 2020, and we have continued to closely monitor the performance of our entire loan portfolio for any signs of stress brought on by the COVID-19 pandemic. We have identified certain segments of the commercial loan portfolio, none of which exceed five percent of total commercial loans, that we believe are more susceptible to the risks presented by the pandemic and are being subjected to more stringent monitoring procedures. Although we have spent a considerable amount of time helping customers navigate through the challenges facing them as a result of the pandemic, we have continued to allocate resources to identify and attract new client relationships and meet the conventional credit needs of our existing customers. Our current pipeline remains strong, leading us to believe that additional commercial loans will be funded in future periods.”

Excluding the impact of Paycheck Protection Program loan originations, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 56 percent of total commercial loans as of June 30, 2020, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at June 30, 2020, were $3.26 billion, up $572 million, or 21.3 percent, from December 31, 2019. Local deposits were up $629 million during the first six months of 2020, while brokered deposits were down $56.8 million during the same time period. The growth in local deposits mainly reflected Paycheck Protection Program loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of June 30, 2020. Wholesale funds were $471 million, or approximately 12 percent of total funds, as of June 30, 2020, compared to $487 million, or approximately 15 percent of total funds, as of December 31, 2019.

Asset Quality

Nonperforming assets at June 30, 2020, were $3.4 million, or 0.1 percent of total assets, compared to $2.7 million, or 0.1 percent of total assets, at December 31, 2019, and $4.0 million, or 0.1 percent of total assets, at June 30, 2019. During the second quarter of 2020, loan charge-offs totaled $0.3 million, while recoveries of prior period loan charge-offs equaled $0.1 million, providing for net loan charge-offs of $0.2 million, or an annualized 0.02 percent of average total loans.

Capital Position

Shareholders’ equity totaled $425 million as of June 30, 2020, an increase of $8.7 million from year-end 2019. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.5 percent as of June 30, 2020, compared to 13.0 percent at December 31, 2019. At June 30, 2020, the Bank had approximately $113 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,230,649 total shares outstanding at June 30, 2020.

As part of a $20 million common stock repurchase program announced in May 2019 and instituted in conjunction with the completion of its existing program that was introduced in January 2015 and later expanded in April 2016, Mercantile repurchased approximately 222,000 shares for $6.3 million, or a weighted average all-in cost per share of $28.25, during the first quarter of 2020; no shares were repurchased during the second quarter of 2020. Mercantile has elected to temporarily cease stock repurchases to preserve capital for lending and other purposes while management assesses the potential impacts of the COVID-19 pandemic. Management has the ability to reinstate the buyback program as circumstances warrant.

Mr. Kaminski concluded, “We believe our COVID-19 pandemic response plan has effectively protected our employees and customers, while allowing us to continue to meet our clients’ banking needs. The response plan remains fluid and will be updated as necessary to reflect new information and guidance provided by government agencies and health officials. As announced earlier today, we continued our cash dividend program and provided shareholders a cash return on their investment. We are pleased that our strong financial position enabled us to continue the program during the ongoing unique and challenging environment.”

Investor Presentation

Mercantile has prepared presentation materials (the “Investor Presentation”) that management intends to use during its previously announced second quarter 2020 conference call on Tuesday, July 21, 2020, at 10:00 Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains more detailed information relating to Mercantile’s COVID-19 pandemic response plan. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.3 billion and operates 40 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such comments are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies, including the significant disruption to financial market and other economic activity caused by the outbreak of COVID-19; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2020 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2020	2019	2019
ASSETS
Cash and due from banks	$84,516,000	$53,262,000	$57,675,000
Interest-earning deposits	386,711,000	180,469,000	92,750,000
Total cash and cash equivalents	471,227,000	233,731,000	150,425,000

Securities available for sale	307,661,000	334,655,000	347,924,000
Federal Home Loan Bank stock	18,002,000	18,002,000	18,002,000

Loans	3,333,056,000	2,856,667,000	2,881,493,000
Allowance for loan losses	(32,246,000)	(23,889,000)	(24,053,000)
Loans, net	3,300,810,000	2,832,778,000	2,857,440,000

Premises and equipment, net	59,155,000	57,327,000	51,823,000
Bank owned life insurance	70,900,000	70,297,000	67,678,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	3,072,000	3,840,000	4,634,000
Other assets	34,079,000	32,812,000	28,740,000

Total assets	$4,314,379,000	$3,632,915,000	$3,576,139,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,445,620,000	$924,916,000	$918,581,000
Interest-bearing	1,816,660,000	1,765,468,000	1,700,628,000
Total deposits	3,262,280,000	2,690,384,000	2,619,209,000

Securities sold under agreements to repurchase	167,527,000	102,675,000	119,669,000
Federal Home Loan Bank advances	394,000,000	354,000,000	374,000,000
Subordinated debentures	47,222,000	46,881,000	46,540,000
Accrued interest and other liabilities	18,129,000	22,414,000	16,604,000
Total liabilities	3,889,158,000	3,216,354,000	3,176,022,000

SHAREHOLDERS' EQUITY
Common stock	300,897,000	305,035,000	306,669,000
Retained earnings	118,239,000	107,831,000	90,618,000
Accumulated other comprehensive income/(loss)	6,085,000	3,695,000	2,830,000
Total shareholders' equity	425,221,000	416,561,000	400,117,000

Total liabilities and shareholders' equity	$4,314,379,000	$3,632,915,000	$3,576,139,000

Mercantile Bank Corporation
Second Quarter 2020 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
INTEREST INCOME
Loans, including fees	$34,322,000	$36,765,000	$67,764,000	$72,555,000
Investment securities	2,749,000	2,485,000	6,766,000	4,926,000
Other interest-earning assets	93,000	569,000	568,000	976,000
Total interest income	37,164,000	39,819,000	75,098,000	78,457,000

INTEREST EXPENSE
Deposits	3,700,000	5,529,000	8,342,000	10,334,000
Short-term borrowings	55,000	68,000	94,000	173,000
Federal Home Loan Bank advances	2,214,000	2,261,000	4,427,000	4,494,000
Other borrowed money	624,000	845,000	1,348,000	1,695,000
Total interest expense	6,593,000	8,703,000	14,211,000	16,696,000

Net interest income	30,571,000	31,116,000	60,887,000	61,761,000

Provision for loan losses	7,600,000	900,000	8,350,000	1,750,000

Net interest income after provision for loan losses	22,971,000	30,216,000	52,537,000	60,011,000

NONINTEREST INCOME
Service charges on accounts	1,045,000	1,143,000	2,267,000	2,220,000
Mortgage banking income	7,640,000	1,345,000	10,267,000	2,402,000
Credit and debit card income	1,374,000	1,513,000	2,735,000	2,850,000
Payroll services	370,000	355,000	947,000	860,000
Earnings on bank owned life insurance	307,000	1,608,000	643,000	3,238,000
Other income	248,000	370,000	675,000	1,397,000
Total noninterest income	10,984,000	6,334,000	17,534,000	12,967,000

NONINTEREST EXPENSE
Salaries and benefits	14,126,000	13,286,000	27,654,000	26,302,000
Occupancy	1,862,000	1,629,000	3,921,000	3,391,000
Furniture and equipment	851,000	621,000	1,629,000	1,257,000
Data processing costs	2,633,000	2,295,000	5,117,000	4,511,000
Other expense	3,744,000	4,256,000	7,835,000	8,456,000
Total noninterest expense	23,216,000	22,087,000	46,156,000	43,917,000

Income before federal income tax expense	10,739,000	14,463,000	23,915,000	29,061,000

Federal income tax expense	2,041,000	2,748,000	4,545,000	5,522,000

Net Income	$8,698,000	$11,715,000	$19,370,000	$23,539,000

Basic earnings per share	$0.54	$0.71	$1.19	$1.43
Diluted earnings per share	$0.54	$0.71	$1.19	$1.43

Average basic shares outstanding	16,212,500	16,428,187	16,281,391	16,428,875
Average diluted shares outstanding	16,213,264	16,434,714	16,282,341	16,434,941

Mercantile Bank Corporation
Second Quarter 2020 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2020	2020	2019	2019	2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2020	2019
EARNINGS
Net interest income	$30,571	30,317	31,168	31,605	31,116	60,887	61,761
Provision for loan losses	$7,600	750	(700)	700	900	8,350	1,750
Noninterest income	$10,984	6,550	7,312	6,676	6,334	17,534	12,967
Noninterest expense	$23,216	22,940	23,335	22,027	22,087	46,156	43,917
Net income before federal income tax expense	$10,739	13,177	15,845	15,554	14,463	23,915	29,061
Net income	$8,698	10,673	13,317	12,600	11,715	19,370	23,539
Basic earnings per share	$0.54	0.65	0.81	0.77	0.71	1.19	1.43
Diluted earnings per share	$0.54	0.65	0.81	0.77	0.71	1.19	1.43
Average basic shares outstanding	16,212,500	16,350,281	16,373,458	16,390,203	16,428,187	16,281,391	16,428,875
Average diluted shares outstanding	16,213,264	16,351,559	16,375,740	16,393,078	16,434,714	16,282,341	16,434,941

PERFORMANCE RATIOS
Return on average assets	0.85%	1.19%	1.45%	1.38%	1.33%	1.01%	1.36%
Return on average equity	8.26%	10.20%	12.87%	12.39%	12.08%	9.23%	12.41%
Net interest margin (fully tax-equivalent)	3.17%	3.63%	3.63%	3.71%	3.79%	3.38%	3.83%
Efficiency ratio	55.87%	62.22%	60.64%	57.54%	58.98%	58.86%	58.77%
Full-time equivalent employees	637	626	619	624	652	637	652

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.18%	4.69%	5.01%	5.06%	5.18%	4.42%	5.19%
Yield on securities	3.37%	4.73%	2.90%	2.99%	2.85%	4.06%	2.83%
Yield on other interest-earning assets	0.15%	1.22%	1.65%	2.15%	2.38%	0.55%	2.42%
Yield on total earning assets	3.85%	4.54%	4.61%	4.73%	4.85%	4.17%	4.87%
Yield on total assets	3.62%	4.23%	4.31%	4.42%	4.53%	3.91%	4.55%
Cost of deposits	0.48%	0.70%	0.79%	0.83%	0.85%	0.58%	0.82%
Cost of borrowed funds	1.91%	2.31%	2.36%	2.35%	2.40%	2.09%	2.41%
Cost of interest-bearing liabilities	1.11%	1.36%	1.47%	1.52%	1.55%	1.23%	1.51%
Cost of funds (total earning assets)	0.68%	0.91%	0.98%	1.02%	1.06%	0.79%	1.04%
Cost of funds (total assets)	0.64%	0.85%	0.91%	0.95%	0.99%	0.74%	0.97%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$169	285	316	327	569	454	780
Trust preferred - increase interest expense	$171	171	171	171	171	342	342
Core deposit intangible - increase overhead	$371	397	397	397	450	768	927

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$275,486	132,859	110,611	132,852	80,205	408,345	125,137
Purchase mortgage loans originated	$58,015	46,538	49,407	61,839	41,986	104,553	71,877
Refinance mortgage loans originated	$217,471	86,321	61,204	71,013	38,219	303,792	53,260
Total saleable mortgage loans	$225,665	95,327	81,590	104,890	49,396	320,992	70,898
Income on sale of mortgage loans	$7,760	2,086	3,062	2,886	1,419	9,846	2,117

CAPITAL
Tangible equity to tangible assets	8.74%	10.14%	10.15%	9.67%	9.82%	8.74%	9.82%
Tier 1 leverage capital ratio	10.21%	11.47%	11.28%	11.08%	11.17%	10.21%	11.17%
Common equity risk-based capital ratio	11.34%	10.92%	11.00%	10.53%	10.47%	11.34%	10.47%
Tier 1 risk-based capital ratio	12.74%	12.28%	12.36%	11.87%	11.82%	12.74%	11.82%
Total risk-based capital ratio	13.73%	13.03%	13.09%	12.60%	12.55%	13.73%	12.55%
Tier 1 capital	$412,526	406,445	405,148	395,010	388,788	412,526	388,788
Tier 1 plus tier 2 capital	$444,772	431,273	429,038	419,424	412,841	444,772	412,841
Total risk-weighted assets	$3,238,444	3,309,336	3,276,754	3,327,723	3,289,958	3,238,444	3,289,958
Book value per common share	$26.20	25.82	25.36	24.93	24.34	26.20	24.34
Tangible book value per common share	$22.96	22.55	22.12	21.64	21.05	22.96	21.05
Cash dividend per common share	$0.28	0.28	0.27	0.27	0.26	0.56	0.52

ASSET QUALITY
Gross loan charge-offs	$335	40	112	519	78	375	252
Recoveries	$153	229	287	180	96	382	175
Net loan charge-offs (recoveries)	$182	(189)	(175)	339	(18)	(7)	77
Net loan charge-offs to average loans	0.02%	(0.03% )	(0.02% )	0.05%	(0.01% )	< (0.01%)	0.01%
Allowance for loan losses	$32,246	24,828	23,889	24,414	24,053	32,246	24,053
Allowance to loans	0.97%	0.86%	0.89%	0.88%	0.89%	0.97%	0.89%
Allowance to loans excluding PPP loans	1.16%	0.86%	0.89%	0.88%	0.89%	1.16%	0.89%
Nonperforming loans	$3,212	3,469	2,284	2,644	3,505	3,212	3,505
Other real estate/repossessed assets	$198	271	452	243	446	198	446
Nonperforming loans to total loans	0.10%	0.12%	0.08%	0.09%	0.12%	0.10%	0.12%
Nonperforming assets to total assets	0.08%	0.10%	0.08%	0.08%	0.11%	0.08%	0.11%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$36	37	34	32	33	36	33
Construction	$198	283	0	0	0	198	0
Owner occupied / rental	$2,750	2,922	2,364	2,576	3,225	2,750	3,225
Commercial real estate:
Land development	$0	43	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$275	287	326	240	642	275	642
Non-owner occupied	$25	0	0	26	26	25	26
Non-real estate:
Commercial assets	$98	156	0	0	2	98	2
Consumer assets	$28	12	12	13	23	28	23
Total nonperforming assets	3,410	3,740	2,736	2,887	3,951	3,410	3,951

NONPERFORMING ASSETS - RECON
Beginning balance	$3,740	2,736	2,887	3,951	4,534	2,736	4,952
Additions - originated loans/former branch	$220	1,344	30	339	26	1,564	565
Other activity	$0	(31)	135	57	34	(31)	34
Return to performing status	$(26)	(7)	0	(126)	0	(33)	0
Principal payments	$(278)	(110)	(232)	(1,014)	(512)	(388)	(894)
Sale proceeds	$(49)	(192)	(36)	(253)	(74)	(241)	(503)
Loan charge-offs	$(173)	0	(48)	(59)	(36)	(173)	(182)
Valuation write-downs	$(24)	0	0	(8)	(21)	(24)	(21)
Ending balance	$3,410	3,740	2,736	2,887	3,951	3,410	3,951

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,307,456	873,679	846,551	882,747	881,196	1,307,456	881,196
Land development & construction	$52,984	62,908	56,118	48,418	45,158	52,984	45,158
Owner occupied comm'l R/E	$567,621	579,229	579,004	567,267	556,868	567,621	556,868
Non-owner occupied comm'l R/E	$841,145	823,366	835,345	883,079	852,844	841,145	852,844
Multi-family & residential rental	$132,047	133,148	124,526	126,855	128,489	132,047	128,489
Total commercial	$2,901,253	2,472,330	2,441,544	2,508,366	2,464,555	2,901,253	2,464,555
Retail:
1-4 family mortgages	$367,060	356,338	339,749	346,095	335,618	367,060	335,618
Home equity & other consumer	$64,743	72,875	75,374	78,552	81,320	64,743	81,320
Total retail	$431,803	429,213	415,123	424,647	416,938	431,803	416,938
Total loans	$3,333,056	2,901,543	2,856,667	2,933,013	2,881,493	3,333,056	2,881,493

END OF PERIOD BALANCES
Loans	$3,333,056	2,901,543	2,856,667	2,933,013	2,881,493	3,333,056	2,881,493
Securities	$325,663	330,149	352,657	363,535	365,926	325,663	365,926
Other interest-earning assets	$386,711	186,938	180,469	144,263	92,750	386,711	92,750
Total earning assets (before allowance)	$4,045,430	3,418,630	3,389,793	3,440,811	3,340,169	4,045,430	3,340,169
Total assets	$4,314,379	3,657,387	3,632,915	3,710,380	3,576,139	4,314,379	3,576,139
Noninterest-bearing deposits	$1,445,620	956,290	924,916	967,189	918,581	1,445,620	918,581
Interest-bearing deposits	$1,816,660	1,689,126	1,765,468	1,799,902	1,700,628	1,816,660	1,700,628
Total deposits	$3,262,280	2,645,416	2,690,384	2,767,091	2,619,209	3,262,280	2,619,209
Total borrowed funds	$611,298	576,996	506,301	517,523	543,098	611,298	543,098
Total interest-bearing liabilities	$2,427,958	2,266,122	2,271,769	2,317,425	2,243,726	2,427,958	2,243,726
Shareholders' equity	$425,221	418,389	416,561	407,200	400,117	425,221	400,117

AVERAGE BALANCES
Loans	$3,294,883	2,861,047	2,871,674	2,903,161	2,848,343	3,077,965	2,818,055
Securities	$333,843	344,906	362,347	363,394	357,718	339,374	356,098
Other interest-earning assets	$251,833	153,638	176,034	118,314	94,616	202,735	81,339
Total earning assets (before allowance)	$3,880,559	3,359,591	3,410,055	3,384,869	3,300,677	3,620,074	3,255,492
Total assets	$4,119,573	3,602,784	3,650,087	3,622,168	3,529,598	3,861,179	3,485,929
Noninterest-bearing deposits	$1,304,986	923,827	948,602	930,851	875,645	1,114,406	864,011
Interest-bearing deposits	$1,767,985	1,724,030	1,759,377	1,741,563	1,719,433	1,746,008	1,694,138
Total deposits	$3,072,971	2,647,857	2,707,979	2,672,414	2,595,078	2,860,414	2,558,149
Total borrowed funds	$607,074	517,961	509,932	529,590	530,802	562,518	531,827
Total interest-bearing liabilities	$2,375,059	2,241,991	2,269,309	2,271,153	2,250,235	2,308,526	2,225,965
Shareholders' equity	$422,230	419,612	410,593	403,350	389,133	420,921	382,654